Exhibit 10.17

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered as of the 10th day of April, 2014 by and among (i) Hudson Valley Bank, N.A. (hereinafter referred to as “Bank”), a National Banking Association and a wholly owned subsidiary of Hudson Valley Holding Corp (hereinafter referred to as “Company”), and Stephen R. Brown (hereinafter referred to as “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently serving as President & CEO of the Bank, and as such is a key executive officer whose continued dedication, availability, advice and counsel to both the Bank and the Company is deemed important to (i) the Board of Directors of the Company (the “Board”), (ii) the Bank, and (iii) the Company shareholders; and

WHEREAS, the Board has determined that it is in the best interests of the Bank, the Company and the Company shareholders to enter into this Agreement with the Executive in order to assure that the Bank and the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein). The Board believes it is imperative to reinforce and encourage the continued attention and dedication of the Executive to the Executive’s assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a Change in Control of the Company and/or the Bank, although no such Change in Control is now contemplated; and

WHEREAS, in order to provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations upon a Change in Control, the Board has caused the Company and the Bank to enter into this Agreement; and

WHEREAS, the Board has approved and authorized the execution of this Agreement by the Company and the Bank with the Executive.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company, the Bank and the Executive hereby agree as follows:

1. Definitions.

The following definitions shall apply to this Agreement:

(a) “Annual Incentive Award” shall mean the Executive’s targeted annual cash incentive award payable under the Hudson Valley Holding Corp. Annual Incentive Plan (or any comparable award under any predecessor or successor plan).

(b) “Base Salary” shall mean the Executive’s base salary as in effect immediately prior to the date of the Executive’s termination of employment with the Bank and/or the Company.

(c) “Cause” or “For Cause” shall mean the Executive’s conviction of a felony, breach of a fiduciary duty involving personal profit to the Executive or intentional failure to perform stated duties reasonably associated with the Executive’s position; provided, however, an intentional failure to perform stated duties shall not constitute Cause unless and until the Board provides the Executive with written notice setting forth the specific duties that, in the Board’s view, the Executive has failed to perform and the Executive is provided a period of thirty (30) days to cure such specific failure(s) to the reasonable satisfaction of the Board.

(d) “Change in Control” means:

(1) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C) outlined below;

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then- outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(5) Any event that would be described in this definition of Change in Control if the term “Bank” were substituted for the term “Company” therein.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Disability” shall mean circumstances that qualify Executive for long-term disability benefits under the Bank’s Long-Term Disability Plan as in effect immediately prior to the Change in Control.

(g) “Effective Date of Termination” shall mean the date on which the Executive’s employment terminates in a circumstance in which Section 3 provides for Severance Benefits (as defined in Section 3(a) hereof).

(h) “Good Reason” shall mean any of the following occurring without Executive’s consent:

(1) the assignment to the Executive of duties materially inconsistent with the Executive’s position (including status, offices, title and reporting requirements), or a material diminution in Executive’s position, authority, duties or responsibilities from those which Executive held immediately prior to the commencement of the Protection Period (as defined below);

(2) requiring Executive to be based at any office which is a material change from the geographic location of the office at which Executive was employed immediately prior to the Change in Control; provided, however, that any such relocation request shall not be considered a material change if such relocation is within a thirty (30) mile radius of the office at which Executive was based immediately prior to the commencement of the Protection Period;

(3); a material diminution in Executive’s annual Base Salary or awards due Executive under the Incentive Plans (as hereinafter defined), or

(4) any other action or inaction that constitutes a material breach by the Bank or the Company of any agreement, including this Agreement, pursuant to which Executive performs services for the Bank or the Company.

Upon the occurrence of any event described above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice to the Bank or the Company, which notice must be given by the Executive within ninety (90) days after the initial event giving rise to said right to elect to terminate his employment. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank or the Company, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank or the Company and is engaged in good faith discussions to resolve any occurrence of an event described above. The Bank or the Company shall have at least thirty (30) days to remedy any condition set forth above, provided, however, that the Bank or the Company shall be entitled to waive such period and make an immediate payment hereunder.

(i) “Incentive Plans” or “Incentive Plan” shall mean individually and collectively the Hudson Valley Holding Corp. Long Term Incentive Plan, and the Hudson Valley Holding Corp. Annual Incentive Plan.

2. Term of Agreement.

(a) The term of this Agreement shall begin as of the date first written above and shall continue for thirty-six (36) full calendar months hereafter. Commencing on the first anniversary of the effective date of the Agreement (the “Anniversary Date”) and continuing on each

Anniversary Date thereafter, the term of this Agreement shall be extended for an additional year such that the remaining term shall again be thirty-six (36) months, until such time as the Board or the Executive elects not to extend the term of the Agreement by giving written notice to the other party at least sixty (60) days prior to an Anniversary Date, in which case the term of this Agreement shall be fixed and shall expire at the end of the then current term.

Notwithstanding anything in this Agreement to the contrary, if (A) the Executive’s employment is terminated by the Bank or the Company, (B) the date of said termination is prior to the date on which the Protection Period commences, and (C) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose on connection with or anticipation of a Change in Control, then for all purposes of this Agreement, said termination shall be deemed to have occurred during the Protection Period and the Executive shall be entitled to all of the Severance Benefits described in Section 3(a) and 3(b) hereof.

(b) For purposes of this Agreement, the “Protection Period” means the period commencing on the date on which a Change in Control occurs and ending on the second anniversary of such date.

3. Obligations of Bank and Company Upon Termination During the Protection Period.

(a) Right to Severance Benefits. The Executive shall be entitled to receive from the Bank and/or the Company the severance benefits described in Section 3(b) below (collectively, the “Severance Benefits”), if during the Protection Period, either of the following shall occur:

(1) an involuntary termination of the Executive’s employment with the Bank and/or the Company other than For Cause, Death or Disability;

(2) a voluntary termination of the Executive’s employment with the Bank and/or the Company by an action taken by the Executive for Good Reason.

(b) Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Section 3(a), the Bank and/or the Company shall provide the Executive with the following Severance Benefits as follows (but subject to the terms of Section 7 hereof):

(1) Salary and Annual Incentive Award. The Executive will receive the sum of (1) the Executive’s Base Salary through the Effective Date of Termination, (2) the product of (x) the Annual Incentive Award, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”), (3) the Executive’s pro-rata profit sharing contribution calculated by using the higher of (i) the then current profit sharing contribution provided to employees of the Bank, or (ii) the average profit sharing contribution provided during the two (2) years prior to the Effective Date of Termination, and (4) any accrued vacation pay and reimbursable business expenses, in each case to the extent not theretofore paid. In addition, the Executive will receive (i) a lump sum cash payment equal to three (3) times the Executive’s Base

Salary as in effect immediately prior to the Effective Date of Termination, and (ii) a lump sum cash payment equal to three (3) times the Executive’s Annual Incentive Award. For purposes of this Section 3(b)(1), the Annual Incentive Award shall be based on an assumed achievement of 100% of the targeted performance goal(s) for such award. All sums due Executive under this Section 3(b)(1) shall be paid within 30 days following the Effective Date of Termination.

(2) Health and Welfare Benefits. The Bank shall, for a period of thirty-six (36) months (the “Continuing Coverage Period”) following the Effective Date of Termination, provide the Executive (and, as applicable, his dependents) with continued benefits under the health care plans and life insurance plans (the “Continuing Coverage Plans”) which are sponsored by the Bank and in which the Executive is a participant as of the Effective Date of Termination. In each case, the Executive shall be required to contribute the current active employee premium for such coverage. To the extent that the terms of any of the Continuing Coverage Plans are such that the actual participation of Executive cannot be continued by reason of his not being an employee of the Bank, then Employer shall provide the Executive with a lump sum payment in an amount which the Bank determines, in the exercise of its reasonable discretion and in good faith, to be fully sufficient to defray the cost (net of the required employee contribution) to the Executive on an after-tax basis of participation in plans which provide benefits that are materially the same as those benefits provided by those Continuing Coverage Plans for the Continuing Coverage Period. The amount, if any, due the Executive under the preceding sentence shall be paid within 30 days following the Effective Date of Termination. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for access to retiree health and life insurance benefits pursuant to the retiree health and life insurance plans of the Bank as in effect as of the Effective Date of Termination (or, if more favorable to the Executive, the plans in effect at the end of the Continuing Coverage Period), the Executive shall be considered to have remained employed (for purposes of both age and service credit) for the Continuing Coverage Period, and to have retired on the last day of such period.

(3) Certain Tax Provisions. Notwithstanding the foregoing provisions of this Section 3 (b), no severance payments or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that are considered deferred compensation not exempt under Section 409A of the Code will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A of the Code.

For purposes of this Agreement, any reference to “termination of service” or “termination” or any similar term shall be construed to mean a “separation of service” within the meaning of Section 409A of the Code. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A of the Code. To the extent required by Section 409A of the Code, if any amount constituting non-exempt deferred compensation under Section 409A of the Code is or becomes payable to Executive at a time in which Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i), solely as a result of Executive’s termination of employment with the Company, payment of such amount shall be delayed until the first business day after the six-month anniversary of the date of such termination of employment. Whether or not Executive is a specified employee and whether or not the payment is required to be delayed for such six-month period shall be determined by Bank and/or Company in accordance with the provisions of Treasury Regulation Section 1.409A-1(i).

To the extent any reimbursement or in-kind benefits provided to Executive pursuant to this Agreement are subject to Section 409A of the Code, including without limitation any health plan benefit subject to Section 409A of the Code, then in accordance with Section 409A of the Code (i) the amount of the expenses eligible for reimbursement or in-kind benefits provided during Executive’s taxable year shall not affect the expense eligible for reimbursement or in-kind benefits provided in any other taxable year; (ii) the reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

4. Discharge For Cause During the Protection Period. If the Company or the Bank terminates the Executive’s employment For Cause during the Protection Period, the Executive shall be entitled to receive payment when due of any unpaid base salary, awarded but unpaid cash bonus, and expense reimbursements; plus base salary for any accrued but unused vacation days. In addition, Executive shall be entitled to any rights and benefits under any retirement and non-retirement employee benefit plans and programs (including deferred compensation programs) and under any outstanding long-term incentives in accordance with the terms and conditions of the relevant plan or program.

5. Resignation Without Good Reason During The Protection Period. During the Protection Period, Executive shall not resign from employment without giving the Bank or the Company at least thirty 30 days advance written notice unless Executive has Good Reason to resign. The Bank or the Company may accept Executive’s resignation effective on the date set forth in Executives notice or any earlier date. If the Executive shall resign without Good Reason during the Protection Period, the Executive shall be entitled to receive payment when due of any unpaid base salary, awarded but unpaid cash bonus, and expense reimbursements; plus base salary for any accrued but unused vacation days. In addition, Executive shall be entitled to any rights and benefits under any retirement and non-retirement employee benefit plans and programs (including deferred compensation programs) and under any outstanding long-term incentives in accordance with the terms and conditions of the relevant plan or program.

6. Death Or Disability During the Protection Period. If during the Protection Period the Executive shall die or become disabled, the Executive shall be entitled to receive the same compensation as outlined above in Section 4 titled “Discharge For Cause During the Protection Period”, EXCEPT that, in addition, Executive shall receive: (a) cash severance equal to one times Executive’s Base Salary at the rate applicable as of the date of termination due to Executive’ death or Disability; and (b) a pro rata amount of Executive’s Annual Incentive Award during the year of termination, based on the Executive’s targeted bonus level.

7. Change in Control Best Payments Determination. In the event the Severance Benefits as described in Section 3(b) of this Agreement which are paid to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and

(ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then notwithstanding the provisions of Section 3(b), the Company shall reduce the Severance Benefits (the “Benefit Reduction”) due Executive by the amount necessary to result in the Executive not being subject to the Excise Tax if such reduction would result in the Executive’s “Net After-Tax Amount” attributable to the Severance Benefits described in Section 3(b) being greater than it would be if no Benefit Reduction was effected. For this purpose “Net After-Tax Amount” shall mean the net amount of Severance Benefits Executive is entitled to receive under this Agreement after giving effect to all Federal, state and local taxes which would be applicable to such payments, including, but not limited to, the Excise Tax. The determination of whether any such Benefit Reduction shall be effected shall be made by a nationally recognized public accounting firm, law firm or other qualified consultant mutually agreeable to by the Executive, the Bank and the Company (the “Independent Advisor”) prior to the occurrence of the Change in Control and such determination shall be binding on the Executive, Bank and Company. The determination made as to the Benefit Reduction required hereunder by the Independent Advisor shall be binding on the parties. The Executive shall have the right to designate within a reasonable period which Severance Benefits scheduled under this Agreement will be reduced; provided, however, that if no direction is received from the Executive, Bank and Company shall implement the Benefit Reduction under this Agreement in its sole discretion.

In connection with making determinations under this Section 7, the Independent Advisor shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any non-competition provisions that may apply to the Executive and the Bank and the Company shall cooperate in the valuation of any such services, including any non-competition provisions. In addition, the Bank or the Company shall pay all of the fees of the Independent Advisor for services performed by the Independent Advisor as contemplated in this Section 7.

8. Executive’s Covenants. The Executive shall hold in a fiduciary capacity for the benefit of the Bank or the Company all secret or confidential information, knowledge or data relating to the Bank, the Company or any Subsidiary, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Bank, the Company or any Subsidiary and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Bank or the Company, the Executive shall not, without the prior written consent of the Bank or the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company or any Subsidiary and those persons designated by the Bank or the Company. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9. Liability of Bank and Company: Regulatory Restrictions. The parties recognize that the enforceability of employment contracts with banks are subject to some uncertainty and that banks and their bank holding companies are subject to regulatory restrictions that change from time to time. As a result, Executive may be prevented from obtaining or enforcing any or all of his or her rights hereunder from Bank and/or Company. Nothing herein shall require Bank, Company or a Subsidiary thereof to perform any obligation hereunder if such performance is prohibited or limited by applicable law or regulation, as determined in a proceeding or adjudication by a court, tribunal, or regulatory agency having authority to so determine, which determination is final and subject to no further appeals. The parties further acknowledge and agree that it is the intent of this Agreement that it be enforced to the fullest degree permitted by law and regulation.

10. Notices. All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Mr. Stephen R. Brown, President & CEO

c/o Hudson Valley Bank

21 Scarsdale Road

Yonkers, New York 10707

If to Bank:

21 Scarsdale Road

Yonkers, New York 10707

Attention: Chief Human Resources Officer

If to Company:

21 Scarsdale Road

Yonkers, New York 10707

Attention: Chief Human Resources Officer

or to such other addresses any party may have furnished to the other in writing in accordance with this Agreement.

11. Governing Law. The provisions of this Agreement shall be interpreted and construed in accordance with, and enforcement may be made under, the laws of the State of New York.

12. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. The Company shall be required to cause this Agreement to be assigned to and assumed by any successor to the business and/or the assets of the Company and/or Bank. For purposes of clarity, this Agreement shall not be terminated by any Business Combination; in the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving entity, and such surviving entity shall be treated as the Company hereunder.

13. Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

14. Entire Agreement; Amendment. This Agreement sets forth the entire Agreement of the parties hereto and supersedes all prior agreements, understandings and covenants with respect to the subject matter hereof. This Agreement may be amended only by mutual agreement of the parties in writing.

15. Indemnification. To the fullest extent permitted by law, the Company will indemnify Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of Executive’s status as a director, officer, employee and/or agent of the Company or the Bank during Executive’s employment (whether before or after the date of this Agreement and/or the expiration of this Agreement). In addition, to the extent permitted by law, the Company will advance or reimburse any expenses, including reasonable attorney’s fees, Executive incurs in investigating and defending any actual or threatened action, suit or proceeding for which Executive may be entitled to indemnification under this Section 15. Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that Executive is not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 15 depends on an investigation or determination by the Board or the board of directors of the Bank, at Executive’s request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant board reach a determination as soon as reasonably possible. For the avoidance of doubt, this Section 15 does not limit any indemnification, advancement and similar obligations the Company or the Bank may have to Executive under their respective constituent documents, which shall apply in accordance with their terms.

16. 409A Compliance. Notwithstanding any other provision in this Agreement, Bank, Company and Executive intend for this Agreement to comply in all respects with the provisions of Section 409A of the Code and Treasury Regulations and other guidance issued thereunder. Each provision and term of this Agreement should be interpreted accordingly. If any provision or term of this Agreement would be prohibited by or be inconsistent with Section 409A of the Code, then such provision shall be deemed to be conformed to comply with Section 409A of the Code or, if it is not possible to conform the provision to comply with Section 409A, such provision shall be null and void to the extent, and only to the extent, required for this Agreement to be in compliance with Section 409A of the Code without affecting the remainder of this Agreement.

17. No Mitigation. Executive shall not be required to mitigate the amount of any payments provided pursuant to this Agreement, whether by seeking employment or otherwise; nor shall the amount of any payment or benefit due under this Agreement be set-off in any manner, or reduced by any compensation or benefit that Executive earns after his discharge.

18. Dispute Costs. The Company shall indemnify, hold harmless, and defend Executive against reasonable costs, including legal fees, incurred by him in conjunction with or arising out of any action, suit or proceeding in which Executive may be involved, as a result of Executive’s efforts, in good faith, to defend or enforce the terms of this Agreement, so long as Executive substantially prevails in such action, suit or proceeding; provided, however, that indemnification shall not be provided to the extent Executive is found to not have acted in good faith in bringing or defending the relevant action pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. In addition, to the extent permitted by law, the Company will advance or reimburse any expenses, including reasonable attorney’s fees, Executive incurs in investigating, defending or bringing any actual or threatened action, suit or proceeding for which Executive may be entitled to indemnification under this Section 18 Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that Executive is not legally entitled to be indemnified by the Company. The determination of whether Executive shall have failed to act in good faith and is therefore not entitled to such indemnification, shall be made by the court or arbitrator, as applicable. The Company will pay directly or reimburse Executive for all attorneys and advisors fees incurred by him in connection with the negotiation, preparation and execution of this Agreement and other related documents.

19. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its subsidiaries, and if Executive’s employment shall terminate before a Change in Control, Executive shall have no further rights under this Agreement (except as may be otherwise specifically provided in Section 3).

20. Full Settlement; Resolution of Disputes.

(a) The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company.

(b) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in White Plains, New York by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

21. Regulatory Compliance. Notwithstanding anything herein contained to the contrary, (i) any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k) and the regulations promulgated thereunder in 12 C.F.R. Part 359 and (ii) payments contemplated to be made by the Bank pursuant to this Agreement shall not be immediately payable to the extent such payments are barred or prohibited by an action or order issued by the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HUDSON VALLEY BANK, N.A

By:

	Name:	Craig S. Thompson
	Title:	Director & Compensation Committee Chairman

HUDSON VALLEY HOLDING CORP.

By:

	Name:	Craig S. Thompson
	Title:	Director & Compensation Committee Chairman

EXECUTIVE

Name:	Stephen R. Brown